Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Stryker Warren, Jr., CEO (763) 475-1400

UROLOGIX RECEIVES NOTIFICATION FROM THE NASDAQ STOCK MARKET OF

MINIMUM STOCKHOLDERS’ EQUITY NON-COMPLIANCE

MINNEAPOLIS — September 21, 2009 — Urologix®, Inc. (NASDAQ:ULGX), received a Staff Deficiency Letter from The Nasdaq Stock Market on September 17, 2009, stating that the Company’s stockholders’ equity at June 30, 2009 was less than the $10 million minimum required for continued listing on The Nasdaq Global Market under Marketplace Rule 5450(b)(1)(A). As stated in the Company’s press release issued on August 25, 2009 relating to results of operations for the quarter and year ended June 30, 2009, the Company’s stockholders’ equity was $9,925,000 at June 30, 2009.

In its letter, Nasdaq staff requested that the Company provide, on or before October 2, 2009, a plan to regain compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Global Market. The Nasdaq staff also stated that the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market as an alternative to attempting to regain compliance with the listing requirements of The Nasdaq Global Market. The Company intends to apply to transfer the listing of its securities to The Nasdaq Capital Market as soon as practicable.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s intention to transfer the listing of its securities to The Nasdaq Capital Market. These forward-looking statements are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements.